THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THIS NOTE IS REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR ANY SUCH OFFER, SALE OR TRANSFER IS MADE UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

PROMISSORY NOTE

Date: July 22, 2002 $300,000.00

FOR VALUE RECEIVED, MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC., a corporation organized under the laws of the State of Nevada (hereinafter called the "Borrower" or the "Corporation") hereby promises to pay without set-off, recoupment or counterclaim to the order of SDS Merchant Fund, L.P., a Delaware limited partnership, or registered assigns (the "Holder") the sum of Three Hundred Thousand Dollars ($300,000.00), on or before October 22, 2004 (the "Scheduled Maturity Date"), and to pay interest on the unpaid principal balance hereof at the rate of ten percent (10%) per annum. The principal amount hereof shall be due and payable on the Scheduled Maturity Date. Interest should accrue on the unpaid principal balance hereof from the date such principal is advanced. Interest shall be calculated based on a 365 day year and shall be payable in arrears. Interest on this Note shall be payable on each six month anniversary of the date hereof (the "Issue Date") until and including the Scheduled Maturity Date. From the date hereof through July 22, 2003, at the option of the Borrower, Borrower shall make payments of interest in lawful money of the United States of America or in shares of the Corporation's common stock, par value $0.001 per share (the "Common Stock") determined in accordance with the provisions of this Note. Thereafter, Borrower shall make payments of interest in lawful money of the United States of America only. All payments of principal shall be made in, and all references herein to monetary denominations shall refer to, lawful money of the United States of America. All payments shall be made at such address as the Holder shall have given or shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note.

The term "Note" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. This Note evidences (i) a certain loan in the principal sum of $40,000 made by the Holder to the Corporation on July 11, 2002, (ii) a certain loan in the principal sum of $110,000 made by the Holder to the Corporation on July 15, 2002, and (iii) a certain loan in the principal sum of $150,000 made by the Holder to the Corporation on or about the Issue Date. The proceeds of this Note shall be used to fund working capital and for other general corporate purposes. All other uses are prohibited.

  COMMITMENT

  A. The Borrower acknowledges and agrees that the aggregate commitment of the Holder to make advances hereunder is $300,000, subject to the terms and conditions hereof (the "Commitment"), and that Borrower shall not be permitted to reborrow any amount of such advances once repaid. The Borrower further acknowledges and agrees that the Holder is not committed hereunder to make any advances in excess of the Commitment and that any such advances shall be made, if at all, at the sole discretion of the Holder.

  PREPAYMENT

  B. Mandatory Prepayments. The Borrower shall prepay this Note at the time and in the amounts specified below:

  (i) Upon the occurrence of an Event of Default (as defined below), this Note shall be prepaid by the Borrower in accordance with the provisions of Article III hereof.

  (ii) In the event the Borrower receives financing or financings from any source or sources, with the exception of the Holder or any of its affiliates or subsidiaries, pursuant to an agreement, understanding or other arrangement that occurs at any time after the date hereof (such financings in the aggregate shall be referred to herein as the "Financing"), the Borrower must apply: (i) 10% of the gross proceeds from the Financing that exceed $4,000,000, (ii) 15% of the gross proceeds from the Financing that exceed $5,000,000, and (iii) 25% of the gross proceeds from the Financing that exceed $6,000,000 to the prepayment of its obligations under this Note, with such payment being deemed to have been applied first to all of the accrued interest and then the principal outstanding hereunder.

  C. Prepayment at Borrower's Option. Borrower shall have the right to prepay any portion of this Note at any time without premium or penalty.

  EVENTS OF DEFAULT

  D. Events of Default. In the event (each of the events described in clauses (i)-(ix) below after expiration of the applicable cure period (if any) being an "Event of Default"):

  (i) the Corporation fails (A) to pay the principal hereof when due, whether at maturity, upon acceleration or otherwise or (B) to pay any installment of interest hereon when due and such failure continues for a period of ten (10) business days after the due date thereof;

  (ii) the Corporation shall:

  (iii) sell, convey or dispose of all or a significant amount (whether by dollar amount or by the nature of such assets) of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or a significant amount of the assets of the Corporation);

  (iv) merge, consolidate or engage in any other business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation and other than pursuant to a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged and the Corporation has not sold or issued Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance); or

  (v) have fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended); or

  (vi) the Corporation otherwise shall breach any material term hereunder and such breach, if subject to cure, continues uncured for 10 business days after the Corporation has been notified thereof in writing; or

  (vii) the Corporation shall breach any material term of any other agreement now or hereafter existing between the Corporation and Holder, including, without limitation, any such agreement relating to the Corporation's Series B-1 Notes and Series B-2 Notes, and such breach, if subject to cure, continues uncured for 10 business days after the Corporation has been notified thereof in writing; or

  (viii) of the entry of a judgment against the Corporation in an amount in excess of $50,000, or the attachment or seizure of or levy upon any property of the Corporation to satisfy an obligation of the Corporation; or

  (ix) of an event of default in respect of the Corporation's other liabilities for borrowed money now or hereafter existing, including, without limitation, any such liabilities relating to the Corporation's Series B-1 Notes and Series B-2 Notes, in an amount individually or in the aggregate in excess of $100,000; or

  (x) the Corporation shall default in any payment of any indebtedness, obligations or other liabilities, including, without limitation, any such indebtedness, obligations or other liabilities relating to the Corporation's Series B-1 Notes and Series B-2 Notes, in an amount individually or in the aggregate in excess of $100,000; or

  (xi) the Corporation or any subsidiary of the Corporation shall cease operations, make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed; or

  (xii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation, then, upon the occurrence of any such Event of Default, at the option of Holder, exercisable in whole or in part at any time and from time to time by delivery of a Default Notice (as defined in Paragraph B below) to the Corporation while such Event of Default continues, the Corporation shall pay the Holder (and upon the occurrence of an Event of Default specified in subparagraphs (viii) and (ix) of this Paragraph A, the Corporation shall be required to pay the Holder), in satisfaction of its obligation to pay the outstanding principal amount of this Note and accrued and unpaid interest thereon, an amount equal to the Default Amount (as defined herein) and such Default Amount, together with all other ancillary amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, defense, set-off or counter-claim, all of which are hereby expressly waived, together with all costs, including, without limitation, legal fees and expenses of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity. For the avoidance of doubt, the occurrence of any event described in subparagraphs (ii), (viii) or (ix) above shall immediately constitute an Event of Default and there shall be no cure period. The "Default Amount" with respect to this Note means an amount equal to the aggregate principal amount outstanding of this Note plus all accrued and unpaid interest thereon through the payment date.

  E. Failure to Pay Default Amounts. If the Corporation fails to pay the Holder the Default Amount within five business days after its receipt of a notice requiring such repayment (a "Default Notice"), then the Holder shall be entitled to interest on the Default Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Default Notice until the date of payment of the Default Amount hereunder.

  PAYMENT OF INTEREST IN COMMON STOCK

  F. Payment of Interest in Common Stock.

  (i) If the Corporation elects to make any payment of interest due and payable in accordance with the terms of this Note in Common Stock, the Corporation shall issue to the Holder such number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

  Interest Payable

  Conversion Price

  For purposes of the above formula, (x) the term "Interest Payable" means accrued interest under this Note as of the date of calculation, and (y) the term "Conversion Price" shall have the meaning given to such term in the Corporation's Series B-2 Note issued to the Holder, and shall be subject to adjustment as set forth therein.

  (i) All shares of Common Stock issued in accordance with this Article III.A shall be registered under the Securities Act of 1933 and free of all restriction on resales in accordance with the terms of that certain Registration Rights Agreement dated May 23, 2002 between the Corporation and, among others, the Holder.

  (ii) If any payment of interest in accordance with this Article III.A would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon payment in accordance with this Article III.A shall be the next higher whole number of shares.

  (iii) If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable in accordance with Article III.A to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC Transfer"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the Holder physical certificates representing the Common Stock issuable in accordance with Article III.A(I). Further, the Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable in accordance with Article III.A in lieu of delivering such shares by way of DTC Transfer.

  (iv) Notwithstanding any provision of Article III.A, all payments of interest in Common Stock shall be subject to the limitations of Article III.B. In the event that the issuance of any Common Stock in accordance with this Article III.A would conflict with the provisions of Article III.B, the Corporation must make any payment of interest solely in lawful money of the United States of America.

  G. Limitation on Payments. All payments of interest in Common Stock shall be subject to the following limitation:

  (i) No Five Percent Holder. In no event shall the Holder receive shares of Common Stock in accordance with Article III.A to the extent that the sum of (a) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (exclusive of shares of Common Stock issuable upon conversion of the unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (b) the number of shares of Common Stock issuable upon payment of interest on this Note, with respect to which the determination of this subparagraph is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (a) above. Except as provided in the immediately succeeding sentence, the restriction contained in this subparagraph (ii) shall not be altered, amended, deleted or changed in any manner whatsoever unless the Holder shall approve such alteration, amendment, deletion or change. In applying the foregoing, such limitation should be applied in conjunction with the application of limitations on conversion or exercise analogous to the foregoing limitation.

  CONSENT RIGHTS

  H. The Corporation shall not, in each case without the written consent of the Holder: (I) repurchase, redeem, or declare or pay any cash dividend or distribution on, or otherwise repay or prepay on account of, any shares of capital stock or other outstanding indebtedness of the Corporation except any such repayment or prepayment on account of (x) the Corporation's Series B-1 Notes and Series B-2 Notes or (y) any other indebtedness of the Corporation held by the Holder, or (ii) create or sell any securities that rank senior to or pari passu with this Note, or (iii) issue any additional indebtedness, including, without limitation, any convertible debt, individually or in the aggregate in excess of $ 1,500,000.

  MISCELLANEOUS

I. Failure or Indulgency Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver of any of the Holder's rights hereunder shall be effective unless in a writing signed by the Holder.

J. Notices. Any notices required or permitted to be given under the terms of this Note shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed telecopy, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier or confirmed telecopy, in each case addressed to a party. The addresses for such communications shall be:

If to the Corporation:

MERLIN SOFTWARE TECHNOLOGIES

INTERNATIONAL, INC.

Central Place

4370 Dominion Street, 3rd Floor

Burnaby, British Columbia

Canada V56 4L7

Telecopy: (604) 320-7277

Attention: William Johnson

with a copy to:

Clark, Wilson
800 - 885 West Georgia Street
Vancouver, BC V6C 3H1
Telecopy: (604) 687-6314

Attention: Virgil Hlus

If to the Holder:

SDS Merchant Fund, L.P.

53 Forest Avenue

2nd Floor

Old Greenwich, CT 06870

Telecopy: (203) 637-0328

Attention: Steve Derby

with a copy to:

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103-6996

Telecopy: (215) 988-2757

Attention: Stephen T. Burdumy

K. Amendment Provision. This Note and any provision hereof may be amended only by an instrument in writing signed by the Corporation and the Holder.

L. Assignability. This Note shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns. Notwithstanding anything to the contrary contained in this Note, this Note may be pledged and all rights of the Holder under this Note may be assigned to any affiliate or to any other person or entity without the consent of the Corporation.

M. Cost of Collection. If default is made in the payment of this Note, the Corporation shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

N. Governing Law; Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The Corporation irrevocably consents to the jurisdiction of the United States federal courts and the state courts located in the State of Delaware in any suit or proceeding based on or arising under this Note and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Corporation irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Corporation further agrees that service of process upon the Corporation mailed by first class mail shall be deemed in every respect effective service of process upon the Corporation in any such suit or proceeding. Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law. The Corporation agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

O. Denominations. At the request of the Holder, upon surrender of this Note, the Corporation shall promptly issue new Notes in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations of at least $25,000 as the Holder shall request.

P. Lost or Stolen Notes. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Note and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of any Note, the Corporation shall execute and deliver a new Note of like tenor and date.

Q. Remedies Cumulative. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Note.

R. Business Day. If any payment to be made hereunder shall be stated to be or become due on a day which is not a business day, such payment shall be made on the next following business day and such extension of time shall be included in computing interest in connection with such payment.  For purposes of this Note, the term "business day" means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of Delaware are authorized or obligated by law, regulation or executive order to close.

S. Certain Waivers. Borrower and each endorser hereby waive presentment, notice of nonpayment or dishonor, protest, notice of protest and all other notices in connection with the delivery, acceptance, performance, default or enforcement of payment of this Note, and hereby waive all notice or right of approval of any extensions, renewals, modifications or forbearances which may be allowed.

T. JURY TRIAL WAIVER. BORROWER HEREBY WAIVES, AND HOLDER BY ITS ACCEPTANCE HEREOF THEREBY WAIVES, TRIAL BY JURY IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS NOTE OR THE RELATIONSHIP EVIDENCED HEREBY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER TO ACCEPT AND RELY UPON THIS NOTE.

U. Severability. If any provision of this Note shall be prohibited or invalid, under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Note.

V. Maximum Interest Rate. If the effective interest rate on this Note would otherwise violate any applicable usury law, then the interest rate shall be reduced to the maximum permissible rate and any payment received by the Holder in excess of the maximum permissible rate shall be treated as a prepayment of the principal of this Note.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed by its duly authorized officer.

MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC.

 By:/s/ signed
Name:
Title: